Exhibit 10(a)

                         Squire Rushnell
                      Employment Agreement


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective for all purposes and in all respects as of the 13th day of May, 1996, by and between (i) THE NOSTALGIA NETWORK, INC., a Delaware corporation (hereinafter referred to as "Employer"),
(ii) SQUIRE RUSHNELL (hereinafter referred to as "Employee").

     WHEREAS, Employer desires to employ Employee, as its President and Chief Executive Officer;

     WHEREAS, Employee desires to be employed by Employer in the aforesaid capacity;

     WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

     1. Term of Agreement. The term (the "Term") of employment under this Agreement shall be the three (3) year period commencing on May 13, 1996 (the "Effective Date") and ending on May 12, 1999. As used in this Agreement, "Contract Year" shall mean the twelve-month period during the Term beginning on each May 13 and ending on the following May 12.

     2.   Duties of Employee.

          A. Duties and Responsibilities. Subject to the provisions of this Agreement, during the Term, Employer shall employ Employee and Employee shall serve Employer as President and Chief Executive Officer of Employer. During the Term, Employee shall discharge the obligations and responsibilities normally associated with such office and shall perform such other duties and responsibilities as the Board of Directors of Employer (the "Board") or the Executive Committee of the Board shall determine from time to time that are consistent with Employee's position and the terms of this Agreement. Employee agrees to perform such duties faithfully and to the best of his ability. During the Term, all employees of Employer shall report to Employee or the persons he designates and Employee shall report only to the Board and to its Executive Committee.

          B. Full-Time Efforts. Employee covenants and agrees that, at all times during the Term, Employee shall devote his full-time efforts to his duties as an employee of Employer. Employee further covenants and agrees that he will not, directly or indirectly, engage or participate in any activities at any time during the Term which conflict with the business of Employer, unless consented to in writing by Employer.

          C. Hiring of Management. Employee shall consult with and advise the Board or the Executive Committee of the Board with respect to hiring of all senior management personnel; provided, however, that the Board or the Executive Committee of the Board shall have the authority to veto the hiring of any prospective member of senior management who Employee desires to hire. For purposes of this Agreement, "senior management" is deemed to include any person serving in an executive capacity who reports directly to the President of Employer.

     3. Compensation. As compensation for the services to be rendered to Employer by Employee under this Agreement, Employee shall be paid a base salary ("Base Salary") of Two Hundred Thousand Dollars ($200,000) per annum for the first Contract Year, a minimum of Two Hundred and Ten Thousand Dollars ($210,000) for the second Contract Year, and a minimum of Two Hundred and Twenty Thousand Five Hundred Dollars ($220,500) for the third Contract Year, such Base Salary to be paid in accordance with Employer's standard pay policies. On the first day of each Contract Year, Employee's Base Salary shall be increased based upon the results of an annual merit review by the Board or the Executive Committee of the Board, but in no case shall the Base Salary for such years be less than the minimum set forth in the preceding sentence.

     4. Additional Benefits. In addition to the compensation referred to in Section 3 hereof, Employee shall be entitled to receive the following additional benefits during the Term:

          A. Benchmark Bonus. Employee shall be entitled to a bonus of $50,000 per Contract Year (the "Benchmark Bonus"). The Benchmark Bonus for the first Contract Year shall be paid in advance, on the date Employee's tenure as President and Chief Executive Officer of Employer commences. The Benchmark Bonus for the second and third Contract Years shall be payable in equal quarterly installments, on May 13, August 13, November 13 and February 13 of each such Contract Year (the "Benchmark Bonus Payment Dates"). After the first payment under this Section 4A, each quarterly payment shall be conditioned on Employer having satisfied the requirement that for the immediately preceding quarter ending March 31 (in the case of a payment due on May 13), June 30 (in the case of a payment due on August 13), September 30 (in the case of a payment due on November 13) and December 31 (in the case of a payment due on February 13) the deficit shall have been no more than 110% of the amount set forth in the budget approved by the Board for such quarter. The deficit for a quarter shall be measured as the net loss for the quarter, as set forth in Employer's regular monthly financial statements, which shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with past practice. As an additional incentive for Employee, if a Benchmark Bonus is not payable on a Benchmark Bonus Payment Date because the foregoing condition is not satisfied, but on a cumulative basis the deficit for the preceding quarter and all other preceding quarters in the same Benchmark Bonus Year (the years ending December 31, 1997 and December 31, 1998) shall have been no more than 110% of the cumulative amount set forth in the budget approved by the Board for such quarters), then the Benchmark Bonus shall nonetheless be paid on such Benchmark Bonus Payment Date. As a further additional incentive for Employee, if a Benchmark Bonus is not payable on a Benchmark Bonus Payment Date because the foregoing condition is not satisfied, but on a subsequent Benchmark Bonus Payment

Date relating to a quarter in the same Benchmark Bonus Year as the preceding quarter, the cumulative deficit for such quarter and all other preceding quarters in such Benchmark Bonus Year shall have been no more than 110% of the cumulative amount set forth in the budget approved by the Board for such quarters, then such unpaid Benchmark Bonus shall be payable on such subsequent Benchmark Bonus Payment Date. Employee shall not reduce the deficit by reducing expenses in a manner that is inconsistent with budgets and business plans approved by the Board; expense reduction shall be consistent with good faith, prudent and reasonable efforts to achieve Employer's budgetary and strategic goals.

          B. Deficit Reduction Bonus. (i) For each of the eight month period ending December 31, 1997, the twelve month periods ending December 31, 1997 and December 31, 1998, and the four month period ending April 30, 1999, Employer shall receive an amount equal to 10% of the deficit reduction (computed as described below) for that period as a bonus (the "Deficit Reduction Bonus"). (ii) The Deficit Reduction Bonus shall be payable (1) on or before April 15, 1997 for the eight month period ending December 31, 1996 (the "1996 period"), (2) on or before April 15, 1998 for the twelve month period ending on or before December 31, 1997 (the "1997 period"), (3) on or before April 15, 1999 for the twelve month period ending December 31, 1998 (the 1998 period"), and (4) on or before July 31, 1999 for the four month period ending April 30, 1999 (the "1999 period"), notwithstanding the prior termination of the Term. (iii) The amount of the deficit reduction for the 1996 period shall be measured as the difference between the net loss for the eight month period ending on December 31, 1996 and the same eight month period in 1995. The amount of the deficit reduction for the 1997 period shall be measured as the difference between the net loss for calendar year 1997 and the net loss for calendar year 1996. The amount of the deficit reduction for the 1998 period shall be measured by the difference between the net loss for calendar year 1998 and the net loss for calendar year 1997. The amount of the net loss for the 1999 period shall be measured as the difference between the net loss for the four month period ending April 30, 1999 and the same four month period in 1998. The net loss for a calendar year shall be as set forth in Employer's audited financial statements for that year, which shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with past practice. The net losses for the four month periods ending April 30, 1999 and April 30, 1998, and the eight month periods ending December 31, 1996 and December 31, 1995 shall be as set forth in Employer's regular monthly financial statements, which shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with past practice. If Employer has net profits during any period, and had net losses during the preceding period, such profits shall be taken into account in computing the amount of the deficit reduction. If Employer has net profits during a period, and also had net profits in the preceding period, Employee shall be entitled to a bonus equal to 10 percent of the profit increase, computed generally as described in this
Section 4B. (iv) If the deficit is not reduced during the relevant period no Deficit Reduction Bonus shall be payable with respect to that period. In each case, the deficit shall be adjusted for certain items. Specifically, any Board-approved capital expenditures made to upgrade and scramble Employer's broadcast signal shall not be taken into account in determining the deficit or the amount of deficit reduction. Additional adjustments shall be made to the extent reasonably necessary to account for other extraordinary increases in expenditures approved by the Board. If the weekly average number of hours of infomercial and home shopping programming in a period is higher than the weekly average number of hours of infomercial and home shopping programming during the same period in the previous year, then in computing the deficit for such period, the amount of the deficit shall be increased by an amount equal to the additional revenues attributable to such additional infomercial and home shopping programming minus the additional direct out-of-pocket expenses attributable to such additional infomercial and home shopping programming. The additional revenues and additional direct out-of-pocket expenses shall be computed as total revenues and total direct out-of-pocket expenses attributable to infomercial and home shopping, respectively, multiplied by a fraction the numerator of which is the additional number of hours of infomercial and home shopping programming and the denominator of which is the total number of hours of infomercial and home shopping programming in the preceding period. Employee shall not reduce the deficit by reducing expenses in a manner that is inconsistent with budgets and business plans approved by the Board; expense reduction shall be consistent with good faith, prudent and reasonable efforts to achieve Employer's budgetary and strategic goals.

          C. Health Insurance. Employer agrees to provide Employee with health care insurance providing coverage equivalent to the health care insurance Employee now holds. Alternatively, Employee may continue to purchase health insurance for Employee through the entity owned by Employee that currently provides such coverage and Employer shall reimburse such entity for such expense.

          D. Automobile. Employer shall provide to Employee a payment of Six Hundred Dollars ($600) per month during the Term for the purpose of obtaining and maintaining an automobile. Employer shall also be responsible for paying the insurance on such automobile. Employer shall provide a parking space at its offices at 650 Massachusetts Avenue, N.W., Washington, D.C. at no expense to Employee.

          E. Vacation. For each Contract Year during the Term, Employee shall be entitled to three (3) weeks of paid vacation, plus normal company holidays and three (3) personal days. Vacation time and personal days shall not "carry over" from one year to the next, and unused vacation time and personal days shall be forfeited as of the end of each year during the Term. Employee shall receive no compensation for vacation days unused. If Employee resigns before the end of a Contract Year, Company shall receive no compensation for vacation unused in that Contract Year.

          F. Business Expenses. Employee shall be entitled to reimbursement by Employer of customary and reasonable business expenses subject to the condition that these expenses may not exceed the amount provided for such expenses in Employee's budget approved by the Board.

          G. Stock Options. By separate Stock Option Agreement (the "Option Agreement") of even date herewith, Employer shall grant to Employee the option to purchase up to eight hundred thirty-nine thousand (839,000) shares of Employer's Common stock at an exercise price of $0.35 per share, which number of shares currently represents approximately four percent (4%) of the fully diluted number of shares of Employer's Common Stock as of the

Effective Date. Employee's option shall be subject to a vesting schedule as set forth in the Option Agreement, which shall provide that the options shall vest in equal one-quarter (1/4) installments every ninth (9th) month during the Term.

          H. Moving and Related Expenses. Employer agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with Employee moving from his Connecticut and New York residences to the Washington, D.C. Metropolitan Area up to a maximum of $10,000.

          I. Interim Living Expenses. Employer agrees to pay, for a period not to exceed six (6) months, the actual and reasonable costs of interim lodging for Employee in the Washington, D.C. Metropolitan Area and the cost of one round trip train ticket per week for travel by Employee between New York City and Washington D.C. during such interim period, subject to a maximum of $5,000 per month.

          J. Bridge Loan. To facilitate Employee's relocation to the Washington D.C. Metropolitan Area, Employer agrees to lend (or arrange for an affiliated entity to lend) to Employee a portion of the purchase price of a residence in the Washington D.C. Metropolitan Area up to a maximum of $100,000 on the following terms: (i) such loan will bear interest at the prime rate published in the Wall Street Journal, as such rate changes from time to time; (ii) the loan will be secured by mortgages on all of Employee's residential properties; (iii) Employer will not charge any loan fees or points in connection with the loan, but Employee will bear any mortgage recording costs, or other costs and expenses reasonably incurred in connection with such loan;
(iv) such loan will be prepayable at any time without penalty; and (v) such loan will be due and payable twelve months after the termination of Employee's services, unless Employee resigns other than for good reason as described in Section 5E or Employee is terminated for Cause as described in Section 5A, in which case the loan will be due and payable in full immediately following the resignation or termination.

          K. Life Insurance. Subject to Employee qualifying for coverage at standard rates, Employer agrees to purchase and maintain during the Term a term life insurance policy insuring Employee's life on which Employee's designee is the named beneficiary, substantially equivalent to any life insurance policies purchased for other members of Employer's senior management. Employee agrees, from time to time, to submit to any physical examinations required to obtain or maintain such coverage.

          L. Disability Insurance. Subject to Employee qualifying for coverage at standard rates, Employer agrees to purchase and maintain during the Term long term disability insurance for the benefit of Employee substantially equivalent to any disability insurance purchased for other members of Employer's senior management. Employee agrees, from time to time, to submit to any physical examinations required to obtain or maintain such coverage.

     5. Termination. Employee's employment hereunder may be terminated prior to the expiration of the Term hereof (as the Term may have been extended) upon the first to occur of the following:

          A. Termination for Cause. Employee's employment hereunder and all of Employer's obligations hereunder (except as hereinafter provided) may be terminated by Employer immediately for Cause (as hereinafter defined) by giving written notice of such termination to Employee. For purposes of this Agreement, "Cause" shall mean: (i) Employee's willful misconduct, (ii) Employee's willful disregard of lawful instructions of the Board or the Executive Committee of the Board consistent with Employee's position relating to the business of Employer or his material neglect of duties or material failure to act, (iii) Employee's commission of an act constituting common law fraud, embezzlement or a felony criminal act, (iv) Employee's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, or (v) Employee's material breach of this Agreement. A termination for Cause pursuant to
Section 5A(i), (ii), (iv) (other than as a result of a conviction of a crime involving moral turpitude), or (v) shall take effect fifteen (15) days after the giving of the written notice contemplated hereby; provided however, that Employee shall not be terminated if Employer determines in the exercise of its reasonable discretion that the actions giving rise to the termination notice are capable of cure, and Employee effects a cure within the 15 day notice period (or if a cure cannot be completed within 15 days, if employee promptly commences and diligently continues to effect a cure). A termination for Cause pursuant to Section 5A(iii) or (iv) (as a result of a conviction of a crime involving moral turpitude only) shall take effect immediately upon the giving of the notice contemplated hereby. Upon termination for Cause, Employee will not be entitled to payments in respect of Base Salary or the Benchmark Bonus except to the extent already due and owing. In addition, the Employee will not be entitled to a Deficit Reduction Bonus for the period during which the termination occurred. Upon termination, Employee will not be entitled to any other benefits described hereunder.

          B. Death and Disability. Except as otherwise provided in this Section 5B, Employee's employment hereunder and all of Employer's obligations hereunder (except as hereinafter provided) shall be terminated by the death of Employee and also may be terminated by the Board or the Executive Committee of the Board by giving written notice of such termination to Employee if Employee shall be rendered incapable by illness or any physical or mental disability from substantially complying with the terms, conditions and provisions on his part to be observed and performed for a period in excess of ninety (90) consecutive or one hundred twenty (120) non-consecutive days during any twelve
(12) months during the Term (individually, a "disability"). Any notice of termination by reason of disability hereunder must be given while Employee is disabled. Upon the death or disability of Employee, Employee or his estate, as relevant, will be entitled to payment of a portion of the Deficit Reduction Bonus and the Benchmark Bonus, prorated to the date of termination. This payment shall be made in a lump sum, with no discount, no later than 45 days after termination. Upon termination, Employee will not be entitled to any other benefits described hereunder.

          C. Termination Without Cause. Employee's employment hereunder may be terminated immediately other than for Cause by Employer by giving written notice of such termination to Employee. In the event of a termination of Employee's employment pursuant to this Section 5C, Employer shall make a severance payment to Employee equal to (i) one hundred percent (100%) of Base Salary plus $50,000, if the termination occurs during the First Contract Year, (ii) seventy five percent (75%) of Base Salary plus $50,000, if the termination occurs during the Second Contract Year, and (iii) the lesser of fifty percent (50%) of Base Salary plus $50,000 or the amount of Base Salary that would have been due until the end of the Term, plus the full amount of the Benchmark Bonuses that would have been due through the end of the Term (assuming Employee would have qualified to receive all Benchmark Bonuses), if the termination occurs during the Third Contract Year. Employer shall also pay Employee a portion of the Incentive Bonus and the Benchmark Bonus prorated to the date of termination. This payment shall be made in a lump sum, with no discount, no later than 45 days after termination. Upon termination, Employee will not be entitled to any further benefits hereunder.

          D. Change in Control. If, within three months following a transaction or series of transactions, the result of which is that Concept Communications, Inc. no longer directly or indirectly owns shares of capital stock representing more than 50% of the total voting power of the issued and outstanding shares of Employer (a "Change in Control"), and within one year of that Change in Control Employee is removed as President and CEO of Employer or resigns because he is prevented from performing his duties as President and CEO of Employer, Employee will be entitled to receive a severance payment equal to (i) one hundred percent (100%) of Base Salary plus $50,000, if the termination occurs during the First Contract Year, (ii) seventy-five percent (75%) of Base Salary plus $50,000, if the termination occurs during the Second Contract Year, and (iii) the lesser of fifty percent (50%) of Base Salary plus $50,000, or the Base Salary that would have been due until the end of the Term plus the full amount of the Benchmark Bonuses that would have been due through the end of the Term (assuming Employee would have qualified to receive all Benchmark Bonuses), if the termination occurs during the Third Contract Year. This payment shall be made in a lump sum, with no discount, no later than 45 days after termination. Upon resignation, Employee will not be entitled to any further benefits hereunder. Nothing herein constitutes a limitation of Employee's rights under Section 5E.

          E. Termination for Good Reason. Employee shall have the right to terminate this Agreement on 15 days' notice to Employer if (i) the Board takes action that prevents Employee from performing his duties as President and Chief Executive Officer and such action continues for a period of 15 days or Employer materially breaches this Agreement (unless such breach is cured within the 15 day notice period, or if the breach is not capable of cure within 15 days, unless Employer promptly commences and diligently continues to effect a cure), or (ii) if, as a result of a strategic alliance entered into by Employer, Employee ceases to effectively have the authority to manage and conduct the operations of Employer. Any termination pursuant to
Section 5E will entitle Employee to severance payments due pursuant to Section 5C and for all other purposes of this Agreement shall be deemed a termination of Employee's services, by Employer without Cause.

          F. Resignation. If Employee voluntarily terminates this Agreement (other than for good reason as defined in Section
5E), he will have no further right to payment under Sections 3, 4A and 4B of this Agreement and benefits from and after the date of termination.

          G. Payments Already Due. Any payments already due and payable at the time of resignation or termination shall be paid upon resignation or termination, anything in this Agreement to the contrary notwithstanding.

     6. Director/Officer Liability. Employer agrees to indemnify Employee in connection with Employee's serving as an officer of Employer, in a manner consistent with Employer's Certificate of Incorporation and Bylaws as in effect on the Effective Date.

     7.   No Competing Employment; Secrecy; Injunctive Relief.

          A. No Competing Employment. Upon Employee's voluntary resignation (other than for good reason as defined in Section 5E) or Termination for Cause and for six months thereafter (such period being referred to hereinafter as the "Restricted Period"), Employee shall not, unless he receives the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venture, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with Employer in the Business (as defined below), or assist, become interested in, or be connected with, any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. For purposes of this Agreement, "Business" shall mean any television broadcasting, television cable or television network business that targets as its primary audience the 50+ age group.

          B. Restriction on Passive Investments. Any other provision in this Agreement to the contrary notwithstanding, Employee shall not make a Passive Investment (as defined below) which results in Employee beneficially owning, with the meaning of Section 13(d) of the Securities Exchanges Act of 1934, as amended, a greater than five percent (5%) interest in any class of securities of any company or business entity which has any class of securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. (a "Public Company") which engages in the Business, or any interest in a company or business entity which is not a Public Company and which engages in the Business, unless Employee shall have received the prior written approval for such investment from the Board. Nothing in this Section 7B shall be construed as prohibiting Employee from making any Passive Investment in any company or business entity which is not a Public Company and which does not engage in the Business; provided, however, nothing contained in this Section 7B shall be construed to permit Employee to undertake any investment which would result in a violation of the provisions of Section 2B of this Agreement. For purposes of this Agreement, (i) the phrase "engage(s) in the Business" shall refer not only to the activities of such Public Company or such other company or business entity, as the case may be, but shall also refer to the activities of any subsidiary, affiliate or joint venture thereof and (ii) the term "business entity" shall included, without limitation, individuals, sole proprietorships, partnerships and corporations. For purposes of this Agreement, a "Passive Investment" shall mean an investment in a business or entity which does not require Employee to render any services in the operations or affairs of such business or entity and which does not materially adversely affect or interfere with the performance of Employee's duties and obligations to Employer or any of its subsidiaries or affiliates. Notwithstanding anything to the contrary in this Agreement, Employee shall have the right to maintain his ownership interest in, and to consult with the co-owners of, those programs which are listed on Schedule A annexed hereto, provided that no such consultations by Employee shall materially interfere with his full-time efforts on behalf of Employer, and provided, further, that Employer shall have the right of first refusal (to the extent within Employee's control) for such programming on terms to be negotiated on an arm's length basis, between Employer and Employee.

          C. No Interference. During the Restricted Period Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization or entity (other than Employer), intentionally solicit, endeavor to entice away from Employer or any of its affiliates or subsidiaries or otherwise interfere with the relationship of Employer or any of its affiliates or subsidiaries with any employee of Employer or any of its affiliates or subsidiaries or any person employed by Employer or any of its affiliates or subsidiaries who holds a position with duties and responsibilities substantially equivalent to those of an officer, whether or not such person has the title of an officer of any such business entity.

          D. Confidential Information. Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, he may acquire confidential or proprietary information and trade secrets concerning the operations of Employer. Such information includes but is not limited to information in whatever documentary or oral form concerning financial condition; business structure, plans, operations or strategies; business concepts; customer information; research plans or results; litigation or administrative proceedings; information regarding employees, agents, shareholders or affiliates; and list of advertisers. Accordingly, Employee agrees that he will not, except with the prior written consent of the Board, or as may be required by law, directly or indirectly, disclose during the Term or any time thereafter any proprietary, secret or confidential information that he has learned by reason of his association with Employer or use any such information to the detriment of Employer.

     Employee also acknowledges that he may become privy to confidential information about Employer's directors, officers, agents, employees, affiliates and shareholders and agrees that all such information shall be deemed confidential. Employee agrees that he shall not at any time during or following the terms of his employment hereunder, directly or indirectly divulge or disclose for any purpose confidential information, shall not act or omit to do any act which shall damage Employer, its shareholders or affiliates and shall not to make derogatory statements about Employer, or its shareholders or affiliates. In the event that Employee is terminated, resigns, plans to resign, or is considering resigning, Employee shall not make statements about his departure or possible departure from the Employer without Employer's approval.

          E. Injunctive Relief; Survival of Agreement. Employer shall be entitled, in addition to any other rights or remedies it may have, to seek an injunction enjoining or restraining Employee from any violation or threatened violation of this Section 7. Employee's agreement as set forth in this
Section 7 shall survive the termination of Employee's employment under this Agreement.

     8. Tax Withholding. Payments to Employee of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes.

     9. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     10. Governing Law. In view of the fact that the principal office of Employer is located in the District of Columbia, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the District of Columbia.

     11. Severability. The provisions of this Agreement (including particularly, but not limited to, the provisions of Section 7 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. Employee agrees that the breach or alleged breach by Employer of (i) any covenant contained in another agreement between Employer and Employee or (ii) any obligation owed to Employee by Employer, shall not affect the validity and enforceability of the covenants and agreements of Employee set forth in Sections 7C and 7D hereof.

     12. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement which cannot be resolved by Employee and Employer within thirty
(30) days after one party delivers to the other party written notice of such controversy or claim shall be submitted to arbitration in accordance with District of Columbia law and the rules and procedures of the American Arbitration Association. Such arbitration shall be conducted by a single arbitrator. The determination of the arbitrator shall be conclusive and binding on Employer and Employee. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties agree to keep the fact of the arbitration and all details relating thereto confidential, except as otherwise required by law or as necessary to enforce or defend against the enforcement of any award of the arbitrator.

     13. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), facsimile transmission, hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), to his residence in the case of Employee (with a copy to Daniel Wasser, Esq., Franklin, Weinrib,

Rudell & Vassallo, P.C., 488 Madison Avenue, New York, New York
10022, telecopier: 212-308-0642), and to its principal office in the case of Employer.

     14. Entire Agreement. This Agreement, together with the Option Agreement (which incorporates by reference certain provisions of The Nostalgia Network, Inc. 1996 Stock Option
Plan), contains the entire agreement and understanding by and between Employer and Employee with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not contained herein or therein shall be of any force or effect.

          IN WITNESS WHEREOF, Employer and Employee have duly
executed this Agreement as of the day and year first above written.


                              NOSTALGIA:

                              THE NOSTALGIA NETWORK, INC.,
                                   a Delaware corporation

                              By:  /s/ Dong Moon Joo
                                 _______________________
                                    Dong Moon Joo


                              EMPLOYEE



                              /s/ Squire Rushnell
                              __________________________
                              Squire Rushnell